Exhibit 99.2

AERSALE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Historical Consolidated Financial Information of AerSale” and AerSale’s Consolidated Unaudited Financial Statements and the related notes for the fiscal nine months ended September 30, 2020 and 2019 included elsewhere in this 8-K filing. This discussion contains forward-looking statements about AerSale’s business, operations and industry that involve risks and uncertainties, such as statements regarding AerSale’s plans, objectives, expectations and intentions. AerSale’s future results and financial condition may differ materially from those currently anticipated by AerSale because of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

General

AerSale was founded in 2008 by Nicolas Finazzo and Robert Nichols, as a platform for serving the commercial aviation aftermarket sector. AerSale’s founders each have over 30 years of experience in aircraft and engine (“Flight Equipment”) management, sales and maintenance services, and are supported by an experienced executive management team.

In early 2010, AerSale partnered with private equity firm Leonard Green & Partners, L.P. to scale AerSale’s business and finance the creation of a purpose-built and fully integrated aviation company. Since its founding, AerSale has established a global footprint focused on providing products and services that maximize the value of Flight Equipment in the middle to end cycle of its operating life.

AerSale is a worldwide provider of aftermarket commercial aircraft, engines, and their parts to passenger and cargo airlines, leasing companies, Original Equipment Manufacturers (“OEM”), government and defense contractors, and maintenance, repair and overhaul (“MRO”) service providers. AerSale reports its activities in two business segments: Asset Management Solutions, comprised of activities that extract value from strategic asset acquisitions either as whole assets or by disassembling for used serviceable material (“USM”); and Technical Operations (“TechOps”), comprised of MRO activities for aircraft and their components, and sales of internally developed engineered solutions products.

AerSale focuses on mid-life assets and monetizes them through its Asset Management Solutions segment. Asset Management Solutions’ activities include monetization of assets through the lease or sale of whole assets, or through disassembly activities in support of AerSale’s USM-related activities. AerSale’s monetizing services have been developed to maximize returns on mid-life Flight Equipment throughout their operating life, in conjunction with realizing the highest residual value of Flight Equipment at its retirement. AerSale accomplishes this by utilizing its deep market and technical knowledge related to the management of Flight Equipment sales, leasing and MRO activities. To extract value from the remaining flight time on whole assets, AerSale provides flexible short-term (generally less than five years) leasing solutions of Flight Equipment to passenger and cargo operators across the globe. Once the value from the Flight Equipment’s flight time has been extracted, Flight Equipment is considered to be at or near the end of its useful life and is analyzed for return maximization as either whole asset sales or disassembled for sale as USM parts. Revenues from this segment are segregated between Aircraft and Engine depending on the asset type that generated the revenue. Lease revenues and the related depreciation from aircraft and engines installed on those aircrafts is recognized under the Aircraft category. Revenues from sales of whole aircraft and related cost of sales are allocated between the Aircraft and Engine categories based on the allocated cost basis of the asset sold.

AerSale’s TechOps segment provides internal and third-party aviation services, including internally developed engineered solutions, full heavy aircraft maintenance and modification, component MRO, as well as storage and end-of-life disassembly services. AerSale’s MRO business also engages in longer-term projects such as aircraft modifications, cargo/tanker conversions of aircraft, and aircraft storage. The TechOps segment also includes MRO of landing gear, thrust reversers, hydraulic systems, and other aircraft components.

AerSale utilizes these capabilities to support its customers’ Flight Equipment, as well as to maintain and improve AerSale’s owned Flight Equipment, which is subsequently sold or leased to AerSale’s customers. These processes require a high degree of expertise on each individual aircraft or component that is being serviced. AerSale’s knowledge of these processes allows AerSale to assist customers to comply with applicable regulatory and OEM requirements. There is also a significant amount of skilled labor that goes into this process.

In addition to AerSale’s aircraft and USM parts offerings, AerSale develops Engineered Solutions consisting of Supplemental Type Certificates (“STCs”) that can be installed on existing Flight Equipment to improve performance, comply with regulatory requirements, or improve safety. An example of these solutions is the AerSafe ™ product line, which AerSale has designed and obtained Federal Aviation Administration (“FAA”) approval to sell as a solution for compliance with the FAA’s fuel tank flammability regulations. These products are proprietary in nature and function as non-OEM solutions to regulatory requirements and other technical challenges, often at reduced delivery time and cost for operators. In order to develop these products, AerSale engages in research and development activities.

Impact of COVID-19

COVID-19 has been declared a global health pandemic by the World Health Organization. COVID-19 has impacted nearly all regions of the world, which has driven the implementation of significant, government-imposed measures to prevent or reduce its spread, including travel restrictions, the closing of borders, “shelter in place” orders and business closure. As a result, commercial airlines have experienced a decline in demand for air travel. The reduced number of aircraft in service and corresponding flying hours negatively impacts the demand for AerSale’s services, and prolonged reduction could materially and adversely affect AerSale’s business, operating results, financial condition, and liquidity. An extended pandemic, or the threat thereof, could also result in employee absenteeism leading to lower productivity in AerSale’s service locations, temporary closure of AerSale’s offices and facilities, travel restrictions for AerSale’s workforce and other voluntary actions that may result in business disruptions.

Early in March 2020, as AerSale began to see the impacts to its customers, the Company took actions to position itself for the short-term impacts of COVID-19, while allowing the Company the flexibility to quickly pursue the opportunities that would follow. The Company cancelled approximately $20 million of feedstock opportunities under negotiation, as it evaluated the impacts of COVID-19 on asset valuations. The Company also reexamined its structure and executed measures in March 2020 to right-size the business through headcount reductions, temporary salary adjustments, and suspension of various other initiatives to reduce costs by over $20 million on an annualized basis. These measures enabled the Company to remain cash flow positive through the first three quarters of 2020.

AerSale’s customer base is diverse, and the Company has increasingly been able to cross-sell its products and services across numerous channels, not just for passenger aircraft, but also for cargo and government customers, including the US Department of Defense. The Company expects demand for Flight Equipment and services to support passenger traffic to remain weak throughout 2020, recovering gradually, and then accelerating throughout 2021 and thereafter as available vaccines and therapeutics, advances in public health capacity, and changes in how passengers fly makes air travel more attractive for business and personal travelers. There is a high degree of uncertainty regarding the pace of this recovery, with a wide variance among industry analysts. For planning purposes, the Company has assumed that the demand for passenger air travel will not reach 2019 levels until 2023. However, AerSale is already starting to see signs of a recovery in commercial aviation and believes that the 2nd quarter of 2020 represented the trough for AerSale revenue and Adjusted EBITDA.

The current dislocation in the commercial aviation market presents certain unique opportunities for AerSale, and the Company is capitalizing on its business model to take advantage of these potential opportunities.

•	The Company is well positioned to acquire a substantial amount of feedstock with aircraft retirements forecast to grow from an average of approximately 600 retirements annually, to approximately 2,000 aircraft forecasted for 2020. In total, an estimated 4,000 are now expected to be retired between 2020 and 2024.

•	Increased feedstock of in-production aircraft will allow the Company to participate in burgeoning USM markets that have previously relied almost exclusively on OEM new material; expanding its presence in a $4 billion plus market that is forecasted to expand as customers look for low cost, high quality solutions. USM material typically provides a cost advantage over OEM new material of approximately 30% or more.

•	AerSale anticipates accelerated acquisition of additional Flight Equipment, and is particularly focused on responding to the expected increase in demand for passenger-to-freighter conversion feedstock, as well as to flight operators and lessors looking to acquire used replacement engines in order to avoid costly engine shop visits.

•	The Company has experienced a dramatic rise in demand for dry dessert aircraft storage services at its Goodyear, AZ. and Roswell, NM. facilities. Typical demand for aircraft storage pre-COVID was running at just over 100 aircraft, while AerSale expects to have over 500 aircraft in storage by year end 2020. As one of the largest providers of aircraft storage, the Company is seeing a significant rise in storage and preservation revenues.

•	As many of the aircraft in storage at our facilities will return to service with new operators in a normalizing market going forward, AerSale expects to see a surge in demand for the Company’s aircraft MRO services, including interior modifications, cargo conversion services, and equipment upgrades.

•	Record numbers of aircraft in storage at our facilities is also expected to significantly increase AerSale’s “first-access” aircraft buying opportunities, while simultaneously providing a significant savings advantage through the reduced logistical costs associated with buying aircraft on-site.

•	AerSale will accelerate the organic expansion of MRO capabilities within its TechOps facilities (e.g. increased landing gear MRO operations at the Company’s Landing Gear Solutions facility in Rio Rancho, NM); however, as with the Asset Management segment, greater focus is now being shifted towards targeted pandemic-resilient markets, including cargo, defense, and government sectors.

•	Management expects to see an uptick in mergers and acquisition (M&A) opportunities from non-integrated and less disciplined competitors who have been heavily acquiring mid-life assets in the overheated pre-COVID market run up. AerSale believes it is entering an ideal period to accelerate its non-organic growth through increased M&A initiatives, while benefiting from greater market share and workforce availability in a less-crowded and less-competitive landscape.

The Company believes that its debt-free balance sheet, available liquidity under its existing credit facilities, and the anticipated cash proceeds from the closing of its initial business combination with Monocle will provide it with sufficient resources to take advantage of the business opportunities it foresees with its adaptive business strategy. The Company has a proven historical track record of highly disciplined asset acquisitions in post recessionary environments achieving high returns and minimal inventory obsolescence charges.

As the Company responds to the changing business environment caused by COVID-19, it expects the mix of business in its two business segments to change, with the percentage of business coming from TechOps increasing. As the commercial aviation market recovers, the Company expects both segments to experience growth, but with the split between the two segments eventually returning to prior levels. The Company believes that this short-term change in mix demonstrates the ability of its diverse offerings to respond effectively to changing market dynamics.

Critical Accounting Policies and Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires AerSale’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include revenue recognition, the useful lives of property and equipment, useful lives and residual values of flight equipment held for lease, allowances for doubtful accounts and sales returns, the income tax provision, impairment of long-lived assets, valuation of inventory, valuation and useful lives of intangibles, goodwill and contingencies.

AerSale believes the following critical accounting policies are affected by its judgments and estimates used in the preparation of AerSale’s Consolidated Financial Statements:

Revenue Recognition

Sales of aircraft and engine parts, which may include sales of whole aircraft and engines, are reported net of estimated returns and allowances. The reserve for returns and allowances is calculated as a percentage of sales based on historical return percentages.

Freight costs charged to buyers are recorded in both revenue and selling, general and administrative expenses in the Consolidated Statements of Operations.

AerSale leases Flight Equipment under operating leases that contain monthly base rent and reports basic rental income straight line over the life of the lease as it is earned. Additionally, AerSale’s leases provide for maintenance reserves (also known as supplemental rent), which is calculated based on the number of hours or cycles an operator uses the leased Flight Equipment and, for certain components, based on the amount of time until maintenance of that component is required. In certain leases, AerSale records supplemental rent paid by the lessees as maintenance deposit payment liabilities in recognition of AerSale’s contractual commitment to reimburse qualifying maintenance. Reimbursements to the lessees upon receipt of evidence of qualifying maintenance work are charged against the existing maintenance deposit payments liabilities. In leases where AerSale is responsible for performing certain repairs or replacement of aircraft components or engines, supplemental rent is recorded as revenue in the period earned. In the event of premature lease termination or lessee default on the lease terms, revenue recognition will cease when the amount outstanding is beyond the customer’s deposit held.

AerSale applies ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Under ASC 606 revenue is measured based on the consideration specified in a contract with a customer, and excludes any sales commissions and taxes collected and remitted to government agencies. AerSale recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

When AerSale enters into a contract, AerSale’s management evaluates if the contract should be accounted for as a single performance obligation or if the contract contains multiple performance obligations. In certain cases, AerSale’s service contract with a customer is considered one performance obligation if the service provided meets certain criteria including the service being provided is significantly integrated with other obligations under the relevant contract, the service provided significantly modifies or customizes another good or service or the good or service is highly interdependent or interrelated with another good or service. If the contract has more than one performance obligation, AerSale determines the standalone price of each distinct good or service underlying each performance obligation and allocates the transaction price based on the relative standalone selling prices.

The transaction price of a contract, which can include both fixed and variable amounts, is allocated to each performance obligation identified. Certain contracts contain variable consideration, which could include incremental fees or penalty provisions related to performance. Variable consideration that can be reasonably estimated based on current assumptions and historical information is included in the transaction price at the inception of the contract, but limited to the amount for which it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. Variable consideration that cannot be reasonably estimated is recorded when known.

AerSale’s performance obligations are satisfied over time as work progresses or at a point in time based on transfer of control of products and services to AerSale’s customers. The majority of AerSale’s sales of products are recognized at a point in time upon transfer of control to the customer which generally occurs upon shipment.

For AerSale’s service revenue, the performance obligations are generally satisfied over time. AerSale measures progress in a manner that depicts the performance of transferring control to the customer. As such, AerSale utilizes the input method of cost-to-cost to recognize revenue over time as this depicts when control of the promised goods or services are transferred to the customer. Revenue is recognized based on the relationship of actual costs incurred to date to the estimated total cost at completion of the performance obligation. AerSale is required to make certain judgments and estimates, including estimated revenues and costs, as well as inflation and the overall profitability of the arrangement. Key assumptions involved include future labor costs and efficiencies, overhead costs, and ultimate timing of product delivery. Differences may occur between the judgments and estimates made by management and actual program results.

Changes in estimates and assumptions related to AerSale’s arrangements accounted for using the modified retrospective method are recorded using the cumulative catch-up method of accounting.

Inventory Cost

Inventory is valued at the lower of cost or market value. For purchases of whole aircraft and engines for sale or lease, cost is determined using the specific identification method whereby total cost is the cost paid, including certain capitalizable asset acquisition costs, to acquire such assets as a whole.

Additionally, AerSale purchases certain whole aircraft and engines to disassemble and supply its engine and airframe parts inventory. For aircraft and engine parts that originate from such dismantled aircraft and engines, cost is determined using a ratio calculated based on the relationship of the cost of the dismantled aircraft or engine at the time of purchase to the total estimated sales value of the dismantled aircraft or engine at the time of purchase. At the time of sale, this ratio is applied to the sale price of each individual airframe and/or engine part to determine its allocated cost. At the time of sale, the sum of an individual part’s allocated cost and actual repair or overhaul costs incurred represent the total cost for such part. Inventory not expected to be sold within the operating cycle is classified as non-current inventory on the Consolidated Balance Sheets.

AerSale evaluates this ratio periodically, and if necessary, updates sales estimates and makes prospective adjustments to this ratio. Any amounts identified with an estimated sales value lower than the carrying value is reduced to the estimated sales value at the time of the review. Expenditures required for the repair of engine and airframe parts are capitalized as inventory and are expensed as cost of sales when associated parts are sold. During the nine-month period ended September 30, 2020, AerSale recorded an inventory reserve of $12.9 million directly related to the early discontinuation of an aircraft platform by its largest operator.

Goodwill

In accordance with ASC 350, “Intangibles - Goodwill and Other,” goodwill is tested at least annually for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value. A quantitative assessment involves determining the fair value of each reporting unit using market participant assumptions. An entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit.

For purposes of reviewing impairment and the recoverability of goodwill, AerSale’s management must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the reporting unit, including market multiples, discount rates, etc.

As a result of the COVID-19 pandemic and its impact on the aviation industry, AerSale performed an impairment analysis on goodwill as of June 30, 2020 and updated the analysis through September 30, 2020 on both the Asset Management Solutions and TechOps segments. Based on the qualitative assessment performed, AerSale’s management concluded that goodwill was not impaired for the nine month period ended September 30, 2020.

Customer Relationships and Other Intangible Assets

Intangibles arising from business combinations, including customer relationships and FAA certificates are initially recorded at fair market value. Customer relationships are amortized over ten years and favorable leases are amortized over the remaining term of the lease. Straight-line amortization is utilized. Where there are no legal, regulatory, contractual, or other factors that would reasonably limit the useful life of an intangible assets, that asset is classified as indefinite lived and such intangible assets are not amortized.

Other intangible assets with indefinite lives are assessed for impairment annually, or more frequently when events or circumstances indicate there may be an impairment. These assets are carried at the estimated fair value at the time of acquisition. As a result of the COVID-19 pandemic and its impact on the aviation industry, AerSale performed a qualitative impairment analysis as of June 30, 2020 and updated the analysis through September 30, 2020 on the indefinite lived intangible assets and concluded there was no impairment for the nine month period ended September 30, 2020.

AerSale annually reviews the estimated lives and methods used to amortize other intangible assets. The actual amounts of amortization expense may differ materially from AerSale’s estimates, depending on the results of AerSale’s annual review.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, and long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. As a result of the COVID-19 pandemic and its impact on the aviation industry, AerSale performed an impairment analysis as of June 30, 2020 and updated the analysis through September 30, 2020 on the property and equipment and the definite lived intangible assets and concluded there was no impairment for the nine month period ended September 30, 2020.

On a quarterly basis, AerSale’s management monitors its Flight Equipment lease portfolio for events that may indicate that a particular asset may need to be evaluated for potential impairment. These events may include a decision to sell an asset (in whole or as USM parts), knowledge of specific damage to an asset, or supply/demand events that may affect AerSale’s ability to lease an asset in the future. On an annual basis, even absent any such triggering event, AerSale evaluates the carrying value of the assets in its Flight Equipment lease portfolio to determine if any impairment exists.

Impairment may be identified by several factors, including, comparison of estimated sales proceeds or undiscounted forecasted cash flows over the life of the asset with the asset’s book value. If the forecasted undiscounted cash flows are less than the book value, the asset is written down to its fair value. When evaluating for impairment, AerSale groups assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. In AerSale’s Flight Equipment portfolio, this is at the individual asset level (e.g., engine or aircraft), as each asset generates its own stream of cash flows, including lease rents, maintenance reserves and repair costs.

AerSale must make assumptions which underlie the most significant and subjective estimates in determining whether any impairment exists.  Those estimates, and the underlying assumptions, are as follows:

•	Fair value – AerSale determines fair value by reference to independent appraisals, quoted market prices (e.g., an offer to purchase) and other factors such as current data from airlines, engine manufacturers, and MRO providers as well as specific market sales and repair cost data.

•	Future cash flows – when evaluating the future cash flows that an asset will generate, AerSale makes assumptions regarding the lease market for specific asset models, including estimates of market lease rates and future residual values.

If the undiscounted forecasted cash flows and fair value of AerSale’s long-lived assets decrease in the future, AerSale may incur impairment charges.

Inventory, which consists of complete aircraft and engines held for sale, as well as related parts, is valued at the lower of cost or market value. An impairment charge for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical sales patterns, and future sales expectations. AerSale has recorded an impairment of its flight equipment in the amount of $3.0 million during the nine-month period ended September 30, 2020.

Accounting for Maintenance Expenditures and Maintenance Reserves

Pursuant to certain of AerSale’s aircraft leases, the lessee is responsible for performing required maintenance and repairs on the leased asset, and is required to have the obligation to make monthly maintenance reserve payments to AerSale, in arrears following the usage month. Upon the lessee’s presentation of invoices evidencing the completion of qualifying maintenance, AerSale will reimburse the lessee for the cost of the maintenance, up to the amount of the maintenance payments that have been received by AerSale from the lessee. Unless otherwise provided in the relevant contract, AerSale records such maintenance payments paid by the lessees as maintenance deposit payment liabilities to record AerSale’s contractual commitment to reimburse such qualifying maintenance.

Reimbursements to the lessees upon receipt of evidence for qualifying maintenance work are charged against the existing maintenance deposit payments liabilities.

For other lease contracts (primarily engine lease contracts) where the terms of the lease are designed specifically to allow AerSale to directly manage the occurrence, timing, and associated cost of qualifying maintenance work on the Flight Equipment, supplemental rent collected during the lease is recognized as lease revenue in the period earned.

Any amounts of maintenance deposit payments existing at the end of a lease contract are released and recognized as lease revenue or applied against outstanding accounts receivable at lease termination.

Useful Lives

Aircraft are depreciated over the assets’ useful life using the straight-line method to the estimated residual value based on the total remaining life before disassembly or outright scrap metal value. AerSale’s typical aircraft useful lives range from two to ten years.

Engines are depreciated using the straight-line method to the estimated residual value based on the total life remaining before disassembly. To arrive at the total engine life remaining before disassembly, the remaining life of the engine’s life-limited parts, the estimated utilization, and condition, as well as the aircraft fleet supported by the engine model are considered and evaluated on a quarterly basis.

Recent Accounting Pronouncements

The most recent adopted and to be adopted accounting pronouncements are described in Note B to AerSale’s condensed Consolidated Financial Statements included in this 8-K.

 RESULTS OF OPERATIONS

Sales and gross profit for AerSale’s two business segments for the nine-month period ended in September 30, 2020 and 2019, and the years ended December 31, 2019 and 2018 were as follows:

Nine-months ended September 30, 2020 compared to the nine-months ended September 30, 2019

	Nine months ended September 30,		Percent
(in thousands, except percentages)	2020	2019	Change
Revenue
Asset Management Solutions
Aircraft	$45,819	$56,600	(19.0)%
Engines	$35,515	$67,040	(47.0)%
	$81,334	$123,640	(34.2)%
TechOps
MRO	$74,193	$49,192	50.8%
Product Sales	$4,029	$10,493	(61.6)%
	$78,222	$59,685	31.1%

	$159,556	$183,325	(13.0)%

	Nine months ended September 30,		Percent
(in thousands, except percentages)	2020	2019	Change
Gross Profit
Asset Management Solutions
Aircraft	$9,110	$15,496	(41.2)%
Engines	$13,465	$23,782	(43.4)%
	$22,575	$39,278	(42.5)%
TechOps
MRO	$16,823	$8,116	107.3%
Product Sales	$266	$5,483	(95.1)%
	$17,089	$13,599	25.7%

	$39,664	$52,877	(25.0)%

Total revenues decreased $23.8 million or 13.0% to $159.6 million for the nine months ended September 30, 2020, from $183.3 million for the nine months ended September 30, 2019, driven by a decrease of $42.3 million, or 34.2%, within Asset Management Solutions and an increase of $18.5 million or 31.1% million within TechOps.

Asset Management Solutions

Sales in the Asset Management Solutions segment decreased $42.3 million or 34.2%, to $81.3 million for the nine months ended September 30, 2020, from $123.6 million for the nine months ended September 30, 2019, due to a $10.8 million or 19.0% decrease in revenues from Aircraft, and a $31.5 million or 47.0% decrease in revenues from Engines. The decrease in Aircraft revenues is primarily attributable to decreased activity in the A320 and B767 product lines as a result of lower trading and leasing volume. The decrease in Engines revenues is primarily attributable to decreased activity in the CF6-80, CFM56, and V2500 product lines as a result of lower USM sales volume. The reductions in leasing, USM sales, and asset trading are directly related to the global decrease in demand for flight hours in response to the COVID-19 pandemic. In June 2019, AerSale acquired Qwest Air Parts and fully integrated this business within the operations of the Asset Management Solutions Segment effective January 2020. As such, the impact of this acquisition on total segment revenues for the nine month period ended September 30, 2020 is not determinable.

Cost of sales in Asset Management Solutions segment decreased $25.6 million or 30.3%, to $58.8 million for the nine months ended September 30, 2020, compared to $84.4 million for the nine months ended September 30, 2019. The decrease in cost of sales was primarily driven by the sales decrease discussed above, and partially offset by the inventory reserve recorded during the nine month period ended September 30, 2020. Gross profit in the Asset Management Solutions segment decreased $16.7 million or 42.5%, to $22.6 million for the nine months ended September 30, 2020, from $39.3 million for the nine months ended September 30, 2019. The margin reduction is mainly attributable to an inventory reserve and an impairment of Flight Equipment of which $12.9 million relates to Aircraft, and $3.0 million to Engines for the nine month period ended September 30, 2020.

Aircraft gross profit margins have decreased to 19.9% for the nine months ended September 30, 2020, from 27.4% for the nine months ended September 30, 2019, while Engines gross profit margins increased to 37.9% for the nine months ended September 30, 2020, from 35.5% for the nine months ended September 30, 2019, primarily due to reduced cost from lower utilization of leased engines by many of AerSale’s customers. Excluding the impact of the inventory reserve and the impairment of Flight Equipment, aircraft gross profit margins would have been 48.0% for the nine months ended September 30, 2020, which would have been an increase of 2060 bps from results for the nine months ended September 30, 2019, and Engines gross profit would have been 46.5% for the nine months ended September 30, 2020, which would have been an increase of 1100 bps from the nine months ended September 30, 2019. The improved margins, excluding the inventory reserve and impairment adjustments, are the result of USM sales in various platforms where costs had been fully recaptured and end-of-lease maintenance settlements.

TechOps

AerSale’s revenue from TechOps increased by $18.5 million or 31.1%, to $78.2 million for the nine months ended September 30, 2020, compared to $59.7 million for the nine months ended September 30, 2019. The increase was primarily driven by increased demand for maintenance and storage programs, including preservation work, based on the increase in fleet groundings due to reduced passenger flight volume due to COVID-19.

Cost of sales in TechOps increased $15.0 million or 32.6%, to $61.1 million for the nine months ended September 30, 2020, from $46.1 million for the nine months ended September 30, 2019, which is lower than the increase in sales discussed above due to higher margin work. Gross profit in TechOps increased $3.5 million or 25.7%, to $17.1 million for the nine months ended September 30, 2020, compared to $13.6 million for the nine months ended September 30, 2019. The increase in gross profit is primarily attributable to higher revenue driven by the acquisition of Aircraft Composite Technologies (“ACT”) in January 2020, which generated revenues of $5.3 million and gross profit of $3.3 million, and increased contributions from maintenance and storage programs. Gross profit margin decreased by 100 bps to 21.8% for the nine months ended September 30, 2020 compared to 22.8% for the nine months ended September 30, 2019, and was largely attributable to an overall change in the product mix of the segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, inclusive of transaction costs, decreased $1.9 million, or 4.3% to $41.0 million for the for the nine months ended September 30, 2020, as compared to $42.9 million for the nine months ended September 30, 2019. The decrease is the direct result of cost saving initiatives implemented in response to the COVID-19 pandemic, partially offset by the Qwest and ACT acquisitions in June 2019 and January 2020, respectively, which represent $2.9 million of the balance for the nine months ended September 30, 2020.

CARES Act Proceeds

The Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020 and is intended to assist the economy by issuing a relief package to preserve jobs in industries adversely impacted by the COVID-19 outbreak. On June 8, 2020, the Company entered into an agreement with the U.S. Department of the Treasury to receive $12,693,000 in emergency relief through the CARES Act payroll support program to be paid in installments through September 30, 2020. The proceeds of the grant are recorded within accrued expenses when received and are recognized as CARES Act proceeds in the statement of operations over the periods that the funds are intended to compensate. As of September 30, 2020, we received $12,693,000 in grant proceeds under the CARES Act payroll support program and the full amount has been recognized as CARES Act proceeds in the statement of operations.

In connection with this financial assistance, we are required to comply with certain provisions of the CARES Act, including the requirement that funds provided pursuant to the program be used exclusively for the continuation of payment of employee wages, salaries and benefits; the requirement against involuntary terminations and furloughs and reductions in employee pay rates and benefits from the signing date of the agreement through September 30, 2020, for which the Company was in compliance. In addition, the Company would be subject to provisions prohibiting the repurchase of common stock and the payment of common stock dividends through September 30, 2021, and limitations on the payment of certain employee compensation through March 24, 2022. These restrictions may affect the Company’s operations and if the Company does not comply with these provisions, it may be required to reimburse up to 100% of the relief funds.

Interest Expense

Interest expense decreased to $1.3 million for the nine months ended September 30, 2020, as compared to $2.2 million for the nine months ended September 30, 2019. As of September 30, 2020, AerSale had no outstanding debt.

Income Taxes

The effective tax rate from continuing operations for the nine months ended September 30, 2020 was 24.3% compared to 20.9% for the nine months ended September 30, 2019. The increase in effective tax rate was mainly a result of state and foreign income taxes and return to provision adjustments. The difference between the effective tax rate and the statutory tax rate of 21% for the nine months ended September 30, 2020 is primarily due to the impact of state income taxes and foreign taxes. The difference between the effective tax rate and the statutory tax rate of 21% for the nine months ended September 30, 2019 is primarily due to the impact of state income taxes and foreign taxes.

Year ended December 31, 2019 compared to the year ended December 31, 2018

	Year ended December 31,		Percent
(in thousands, except percentages)	2019	2018	Change
Revenue
Asset Management Solutions
Aircraft	$98,736	$95,353	3.5%
Engines	123,088	149,819	(17.8)%
	221,824	245,172	(9.5)%
TechOps
MRO	69,389	38,779	78.9%
Product Sales	12,988	6,781	91.5%
	82,377	45,560	80.8%

	$304,201	$290,732	4.6%

	Year ended December 31,		Percent
(in thousands, except percentages)	2019	2018	Change
Gross Profit
Asset Management Solutions
Aircraft	$27,592	$21,708	27.1%
Engines	40,113	41,949	(4.4)%
	67,705	63,657	6.4%
TechOps
MRO	11,125	6,818	63.2%
Product Sales	6,219	1,694	267.1%
	17,344	8,512	103.8%

	$85,049	$72,169	17.8%

Total revenues increased $13.5 million or 4.6% to $304.2 million for the year ended December 31, 2019, from $290.7 million for the year ended December 31, 2018, because of an increase of $36.8 million or 80.8% within TechOps and a decrease of $23.3 million or 9.5% in Asset Management Solutions.

Asset Management Solutions

Sales in the Asset Management Solutions segment decreased $23.3 million or 9.5%, to $221.8 million for the year ended December 31, 2019, from $245.2 million for the year ended December 31, 2018, due to a $26.7 million or 17.8% decrease in revenues from Engines, offset by a $3.4 million or 3.5% increase in revenues from Aircraft. The decrease in Engine revenues is primarily attributable to decreased activity in the CF6-80 and CFM56 product lines primarily due to a one-time sale in the amount of $53.7 million in March 2018 of the majority of the aircraft fleet previously on lease to subsidiaries of AerLine Holdings, Inc. (together with its subsidiaries “AerLine”), a previously consolidated VIE. After normalizing for this transaction, Asset Management Solutions revenues would have increased by $30.3 million or 15.8%, to $221.8 million for the year ended December 31, 2019, from $191.5 million for the year ended December 31, 2018, due to higher revenues generated from the B737 and CFM56 product lines.

Cost of sales in the Asset Management Solutions segment decreased $27.4 million or 15.1%, to $154.1 million for the year ended December 31, 2019, compared to $181.5 million for the year ended December 31, 2018, which was in line with the sales decrease discussed above. Gross profit in the Asset Management Solutions segment increased $4.0 million or 6.4%, to $67.7 million for the year ended December 31, 2019, from $63.7 million for the year ended December 31, 2018. The gross profit generated during 2018 includes $1.6 million related to the one-time sale in March 2018 related to AerLine discussed above.

Excluding the AerLine related transaction, Aircraft gross profit margins would have decreased by 140 bps to 27.9% for the year ended December 31, 2019, from 29.3% for the year ended December 31, 2018, and Engine gross profit margins would have decreased by 160 bps to 32.6% for the year ended December 31, 2019, from 34.2% for the year ended December 31, 2018, primarily due to a change in sales mix noted above.

TechOps

AerSale’s revenue from TechOps increased by $36.8 million or 80.8%, to $82.4 million for the year ended December 31, 2019, compared to $45.6 million for the year ended December 31, 2018, primarily due to higher revenues from MRO services. The increase in MRO Services revenue is primarily driven by increased production volume from sold conversion and modification projects at AerSale’s Goodyear facility and the acquisition of Avborne in November 2018.

Cost of sales in TechOps increased $28.0 million or 75.5%, to $65.0 million for the year ended December 31, 2019, from $37.0 million for the year ended December 31, 2018, which was in line with the sales increase discussed above. Gross profit in TechOps increased $8.8 million or 103.8%, to $17.3 million for the year ended December 31, 2019, compared to $8.5 million for the year ended December 31, 2018. The increase in gross profit is primarily attributable to higher revenue driven by the Avborne acquisition and continued expansion of AerSale’s Goodyear facility. Gross profit margin increased by 240 bps to 21.1% for the year ended December 31, 2019 compared to 18.7% for the year ended December 31, 2018, and was largely attributable to greater efficiencies from increased utilization and higher gross profit on certain MRO projects.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $16.4 million, or 35.0% to $63.0 million for the year ended December 31, 2019, as compared to $46.6 million for the year ended December 31, 2018. The increase is partially attributable to the acquisitions of Avborne and Qwest, which accounted for $2.9 million and $3.0 million, respectively. Other factors include non-recurring fees of $1.2 million related to the Monocle transaction and higher employee costs.

Interest Expense

Interest expense increased $0.6 million, or 26.6% to $3.0 million for the year ended December 31, 2019, as compared to $2.4 million for the year ended December 31, 2018. The increase is due to a higher average debt balance during 2019 versus 2018.

Discontinued Operations

Effective August 31, 2018, AerLine sold all of its interest in one of its subsidiaries in consideration for a promissory note in the amount of $5.0 million and 9.99% interest in the buyer, at which point AerLine ceased to meet the consolidation criteria as a VIE. The historical results of AerLine are reported as discontinued operations in AerSale’s Consolidated Statements of Operations for all periods presented. The loss on deconsolidation for the year ended December 31, 2018 amounted to $1.4 million.

Income Taxes

The effective tax rate from continuing operations for the year ended December 31, 2019 was 21.2% compared to (13.7%) for the year ended December 31, 2018. The increase in effective tax rate was mainly as a result of the tax benefit that resulted from the release of the valuation allowance during 2018.

AerSale’s effective income tax rate of 21.2% for the year ended December 31, 2019 differed from the statutory federal income tax rate of 21% primarily due to state and foreign income taxes and return to provision adjustments. AerSale’s effective income tax rate of (13.7%) for the year ended December 31, 2018 differed from the statutory federal income tax rate of 21% primarily due to a bad debt deduction claimed for uncollectible accounts owed from AerLine, state and foreign income taxes, a deduction for foreign-derived intangible income, and a reduction in the valuation allowance.

Financial Position, Liquidity and Capital Resources

On September 30, 2020, AerSale had $17.4 million of cash and cash equivalents. AerSale finances its growth through cash flows generated from operations and borrowings secured by AerSale’s assets. Cash derived from borrowings amounted to $104.6 million for the nine months ended September 30, 2020, compared to $79.0 million, for the nine months ended September 30, 2019. In the same time periods $104.6 million and $43.5 million, respectively, was used to pay down related debt. As of September 30, 2020, AerSale had no outstanding debt balance.

Cash Flows—Nine-Months Ended September 30, 2020 compared to same period in 2019

Cash Flows from Operating Activities

Net cash provided by operating activities was $20.0 million for the nine months ended September 30, 2020 compared to cash used of $10.2 million for the same period in 2019. The increase of $30.2 million was primarily attributable to the timing of inventory purchases, collections of trade receivables, receipt of customer deposits, and better results from operations excluding non-cash items.

Cash Flows from Investing Activities

        Net cash used in investing activities was $16.7 million for the nine months ended September 30, 2020, compared to cash used of $55.7 million in the same period for 2019. Cash used during the nine month ended September 30, 2020 is primarily related to a business acquisitions totaling $17.0 million. The decrease in cash used during the nine months ended September 30, 2020 when compared to prior year is primarily related to lower acquisition of Flight Equipment to support the Asset Management Solutions segment in 2020, as the business strategically delayed purchases of equipment to the fourth quarter of 2020, along with lower cash expended for business acquisitions.

Cash Flows from Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2020 was $3.4 million, compared to cash provided of $31.4 million in the same period for 2019. The cash used in financing activities for the nine months ended September 30, 2020 is driven by net debt repayments, including full settlement of the Company’s long-term debt note, from available cash. The cash provided by financing activities for the nine months ended September 30, 2019 is primarily the result of borrowings to finance Flight Equipment and the Qwest business acquisition.

 Cash Flows—Year Ended December 31, 2019 compared to same period in 2018

Cash Flows from Operating Activities

Net cash provided by continuing operating activities was $45.5 million for the year ended December 31, 2019 compared to cash provided of $59.2 million in the same period for 2018. The decrease of $13.7 million was primarily attributable to the timing of inventory purchases combined with the timing of collections of trade receivables and customer deposits.

Cash Flows from Investing Activities

Net cash used in investing activities from continuing operations was $62.1 million for the year ended December 31, 2019, compared to cash provided of $44.2 million in the same period for 2018. Cash used during the year ended December 31, 2019 was $26.1 million used in business acquisitions and $36.5 million used for purchases of Flight Equipment supporting Asset Management Solutions. The cash provided during the year ended December 31, 2018 is mostly related to the sale of assets supporting AerSale’s discontinued operations partly offset by business acquisitions.

Cash Flows from Financing Activities

Net cash used in financing activities from continuing operations for the year ended December 31, 2019 was $5.5 million, compared to cash used of $83.8 million in the same period for 2018. The cash used in financing activities from continuing operations for the year ended December 31, 2019 is driven by repayment of long-term debt from available cash. The cash used in financing activities for the year ended December 31, 2018 is primarily the result of net debt repayments from available cash. As of December 31, 2019, AerSale had no outstanding balance on the Revolving Credit Facility.

Debt Obligations and Covenant Compliance

On July 20, 2018, AerSale’s revolving credit agreement was amended and restated (the “Revolving Credit Agreement”) to, among other things, provide a $110.0 million aggregate amount of revolver commitments subject to borrowing base limitations and extend, subject to certain conditions, the maturity date to July 20, 2021.

The Revolving Credit Agreement provides commitments for a $110.0 million revolving credit facility and includes a $10 million sub facility for letters of credit and for borrowings on same-day notice referred to as “swingline loans”. The maximum amount of such commitments available at any time for borrowings and letters of credit is determined according to a borrowing base calculation equal to the sum of eligible inventory and eligible accounts receivable reduced by the aggregate amount, if any, of trade payables of the loan parties, as defined in the Revolving Credit Agreement. Extensions of credit under the Revolving Credit Agreement are available for working capital and general corporate purposes. The commitments under the Revolving Credit Agreement terminate on July 20, 2021, at which time all outstanding amounts on the Revolving Credit Agreement will be due and payable. Management has engaged in discussions with multiple banking institutions including the incumbent, Wells Fargo, who has expressed its intent to renew the existing facility. Management is evaluating the Wells Fargo offer along with proposals from other sources of financing.

As of September 30, 2020, there was no outstanding balance under the Revolving Credit Agreement and AerSale had $82.2 million of availability. AerSale was in compliance with its debt covenants as of September 30, 2020.

Contractual Obligations

Repayments of AerSale’s gross debt obligations primarily consist of scheduled installments due under term loans and are funded by the use of unrestricted cash reserves and from cash flows from ongoing operations. The table below summarizes AerSale’s contractual commitments at December 31, 2019:

		Payment due by period (in thousands)
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
$110.0 million Senior Secured Revolving Credit Facility	$-	$-	$-	$-	$-
Revolving Credit Facility - Interest	-	-	-	-	-
$35.0 million Senior Secured Notes Payable	3,424	3,424	-	-	-
Senior Secured Notes Payable - Interest	92	92	-	-	-
Operating Lease Commitments	20,420	4,314	8,941	7,165	-
Capital Lease Commitments	431	291	140	-	-
	$24,367	$8,121	$9,081	$7,165	$-

AerSale has estimated the interest payments due under its debt obligations by applying the interest rates applicable at December 31, 2019 to the remaining debt, adjusted for the estimated debt repayments identified in the table above. Actual interest payments made will vary due to actual changes in the rates for one-month LIBOR and the total debt outstanding in the specified periods.

As of September 30, 2020, the Company has purchase commitments for the acquisition of flight equipment in the amount of $72,889,000 to be fulfilled by the first quarter of 2021. The Company will acquire 24 Boeing 757-200 passenger aircraft stored at our heavy MRO facility located at the Roswell Air Center in New Mexico. All aircraft are equipped with Rolls-Royce RB211-535 series engines, and an additional 16 spares are included in the purchase.

AerSale believes its equity base, internally generated funds, and existing debt facilities are sufficient to maintain its level of operations through December 31, 2020. If an event occurs that would affect AerSale’s ability to meet its capital requirements, AerSale’s ability to continue to grow AerSale’s asset base consistent with historical trends could be impaired and AerSale’s future growth limited to that which can be funded from internally generated capital.